Exhibit 99.1

Millipore Reports Fourth Quarter

and Full Year 2007 Financial Results

Company delivers significant increases in profitability and cash flow

BILLERICA, Mass. – January 31, 2008 – Millipore Corporation (NYSE:MIL), a life science leader that provides technologies, tools and services for bioscience research and biopharmaceutical manufacturing, today reported financial results for its fourth quarter and full year ended December 31, 2007.

Revenues for the fourth quarter grew 6 percent, totaling $405.2 million. Excluding a 6 percent benefit from changes in foreign currency, revenues in the fourth quarter were unchanged from the previous year. Excluding changes in foreign currency, Millipore’s Bioscience Division’s revenues grew 6 percent, offsetting a 4 percent decline in revenues from the Company’s Bioprocess Division.

For the full year 2007, revenues rose 22 percent, totaling $1.53 billion. Changes in foreign exchange rates contributed 5 percent to total revenue growth during 2007. Excluding currency rate changes and acquisitions not in the comparable period, Millipore’s total revenue growth in 2007 was 6 percent, which reflects 8 percent growth from its Bioscience Division and 5 percent growth in its Bioprocess Division.

On a GAAP basis, the Company reported fourth quarter net income of $45.1 million, or $0.81 per share, compared to $18.5 million, or $0.34 per share in 2006. Non-GAAP net income grew approximately 15 percent in the fourth quarter to $54.1 million, or $0.98 per share, compared to $46.9 million, or $0.86, in the fourth quarter of 2006. On a pre-tax basis, stock-based compensation expense in the fourth quarter of 2007 was $4.4 million, or $0.06 per share, and is reflected in both GAAP and non-GAAP earnings per share. A reconciliation of GAAP to non-GAAP financial measures is provided in the Company’s financial tables accompanying this press release.

For the full year, Millipore’s GAAP net income grew 41 percent to $136.5 million, or $2.48 per share, compared to $97.0 million, or $1.79 per share in 2006. Non-GAAP net income for 2007 grew 18 percent to $184.8 million, or $3.36 per share. On a pre-tax basis, stock-based compensation expense in 2007 was $16.0 million, or $0.20 per share, and is reflected in both GAAP and non-GAAP earnings per share.

“During 2007, we remained focused on advancing our innovation strategy by creating new alliances and increasing the number of our new product launches,” said Martin Madaus, Chairman & CEO of Millipore. “We generated solid financial performance, with 6 percent organic revenue growth, 16 percent growth in our non-GAAP earnings per share, and $121 million of free cash flow in 2007. This financial performance is the result of our balanced business portfolio and our commitment to driving improvements in profitability and cash flow.

“While we are pleased with our 2007 results overall, our fourth quarter performance was adversely affected by a pronounced slowdown in our Bioprocess business. A few of our largest North American biotech customers are lowering their inventories and reducing their purchases, which is negatively affecting our U.S. sales. We expect the lower level of spending from these customers to continue at least through the first half of 2008. Other than the slowdown in these few accounts, our Bioprocess Division generated double-digit growth from biotech customers in all geographic regions, and we remain confident in the long-term attractiveness of the global biotech industry. Over the next few quarters, we expect that growth in our Bioscience Division will help mitigate the near-term weakness we expect in our Bioprocess business until our largest customers resume more typical purchasing patterns.”

During 2007, Millipore continued to implement its five-year strategic plan designed to accelerate top and bottom-line growth. Three years ago, the Company outlined this strategic plan that included goals for enhancing its revenue growth, increasing its scale, expanding into new markets, and substantially improving its profitability and cash flow. Since 2004, the Company has made significant progress toward achieving these goals, generating compound annual revenue growth of 20 percent, increasing its revenues from $883 million to $1.53 billion, and expanding into new markets through four acquisitions. Additionally, Millipore has increased its non-GAAP operating margins from 16.8 percent in 2004 to 20.3 percent in 2007 and generated $555 million in cash flow from operations over the past three years.

“The successful execution of our strategic initiatives and the achievement of integration cost synergies were significant drivers of the 160 basis points of improvement in non-GAAP operating margin during 2007,” said Charles Wagner, Chief Financial Officer of Millipore. “We also had a strong year of cash flow performance, which enabled us to pay down approximately $200 million of debt. The reduction of our debt will continue to be a significant priority for the Company.”

2007 Highlights

•

Delivered improved financial performance in 2007. Excluding currency changes and acquisitions not in the comparable period, revenues grew 6 percent. Additionally, non-GAAP operating margins increased 160 basis points, non-GAAP earnings per share grew 16 percent, and the company increased its free cash flow by $84 million to $121 million.

•	Reported solid 2007 performance from the Company’s Bioscience Division. The Division generated 29 percent revenue growth and accelerated its growth in the second half of the year.

•

Generated record sales and strong growth in Asia. Millipore recorded 31 percent revenue growth in Asia during 2007, reflecting significantly improved results in the Japanese market, which is the largest component of the Company’s Asian operations.

•

Continued to strengthen the competitive positions of both divisions with an exceptional year of new product launches and alliances. The Company formed new alliances with Novozymes and Rohm & Haas. Additionally, Millipore advanced existing alliances with Novo Nordisk, Dade Behring, Luminex, Cellumen, and Gen-Probe.

•

Completed the integration of the Serologicals acquisition, which enabled Millipore to enter several attractive markets, such as cell culture supplements, drug discovery services, and stem cell research.

•

Launched new customer-friendly website to improve how customers search for and purchase Millipore products. The website also offers new content highlighting Millipore’s scientific expertise and innovative solutions in research, development and production.

•	Rebranded the Company to reflect its expanded capabilities beyond filtration and transformation into a life science leader.

Revenue Growth by Geography ($ millions):

	Three Months Ended			Twelve Months Ended
	December 31, 2007	December 31, 2006	% Growth	December 31, 2007	December 31, 2006	% Growth
Americas	$162.9	$183.2	(11)%	$647.6	$564.8	15%
Europe	169.8	143.7	18%	623.1	491.0	27%
Asia/Pacific	72.5	56.2	29%	260.9	199.6	31%

Total	$405.2	$383.1	6%	$1,531.6	$1,255.4	22%

Revenue Growth by Division ($ millions):

	Three Months Ended			Twelve Months Ended
	December 31, 2007	December 31, 2006	% Growth	December 31, 2007	December 31, 2006	% Growth
Bioprocess	$226.8	$224.3	1%	$878.5	$749.8	17%
Bioscience	178.4	158.8	12%	653.1	505.6	29%

Total	$405.2	$383.1	6%	$1,531.6	$1,255.4	22%

Quarterly Earnings Call

Millipore will host a conference call and webcast to discuss its financial results, business outlook, and related corporate and financial matters at 4:45 p.m. Eastern Time today. The call can be accessed through Millipore’s website: http://www.millipore.com. A replay of the call will be archived on the Investor Relations section of the website and will also be available via telephone by dialing (800) 642-1687 or (706) 645-9291 and entering confirmation code: 31273438. The telephonic replay will be available beginning at 8:00 p.m. ET on January 31, 2008 until 11:59 p.m. ET on February 4, 2008.

About Millipore

Millipore (NYSE: MIL) is a life science leader providing cutting-edge technologies, tools, and services for bioscience research and biopharmaceutical manufacturing. As a strategic partner, we collaborate with customers to confront the world’s challenging human health issues. From research to development to production, our scientific expertise and innovative solutions help customers tackle their most complex problems and achieve their goals. Millipore Corporation is an S&P 500 company with more than 6,100 employees in 47 countries worldwide.

Advancing Life Science Together™

Research. Development. Production.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, operating income, operating margin, pre-tax income, net income, diluted earnings per share, and free cash flow. Non-GAAP gross profit, gross profit margin, operating income, operating margin, pre-tax income, net income and diluted earnings per share exclude costs related to our manufacturing consolidation strategy, acquisition integration and restructuring expenses related to the acquisition of Serologicals, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, accrual for environmental site remediation costs, bridge loan commitment fees in connection with the acquisition of Serologicals, retirement plan curtailment charges, and certain changes in tax accruals. We define free cash flow as net cash provided by operating activities less additions to property, plant, and equipment. There are limitations in using non-GAAP financial measures as they are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.

We believe that the non-GAAP financial measures provide useful and supplementary information to investors regarding our quarterly performance. It is our belief that these non-GAAP financial measures have been particularly useful to investors over the last couple of years because of the significant changes that have occurred outside of our day-to-day business in accordance with the execution of our new strategy. This strategy includes strengthening our leadership position with bioscience customers, becoming a strategic supplier in bioscience research markets, leading our industry in product quality and manufacturing effectiveness, becoming a magnet for talent, and doubling the value of the Company between 2004 and 2009. The financial impact of certain elements of these activities, particularly acquisitions, are often large relative to our overall financial performance and most of the related charges are recorded in one or two financial quarters but not in other financial quarters, which can adversely affect the comparability of our results on a period-to-period comparable basis. As an example, the scope and scale of our manufacturing consolidation strategy was the largest in our history. When we complete this initiative, we will have closed six manufacturing plants. We believe free cash flow is a useful measure to evaluate our business as it indicates the amount of cash generated after additions to property, plant, and equipment that is available for, among other things, strategic acquisitions, investments in our business, and repayment of debt.

We regularly use non-GAAP financial measures internally to understand, manage, and evaluate our business results and make operating decisions. We also measure our employees and compensate them, in part, based on such non-GAAP measures. For the same reasons, we also use this information for our forecasting activities. The non-GAAP financial measures presented herein also facilitate comparisons to our historical operating results, which have consistently been presented in this manner.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of the financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release. Our earnings guidance, however, is only provided on a non-GAAP basis. It is not feasible to provide GAAP diluted earnings per share guidance because the items excluded, other than amortization expense, are difficult to predict and estimate and are primarily dependent on future events.

Forward Looking Statements:

The matters discussed herein, as well as in future oral and written statements by management of Millipore Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Potential risks and uncertainties that could affect Millipore’s future operating results include, without limitation, failure to achieve design wins into our pharmaceutical and biotechnology customers’ manufacturing design phase for a particular drug; delay, suspension or termination of a customer’s volume production; lack of availability of raw materials or component products on a timely basis; regulatory delay in the approval of new therapeutics; limitations on cash flow available for operations and investment due to increased debt service obligations; the inability to establish and maintain necessary product and process quality levels; reduced demand for animal-derived cell culture products; the inability to realize the expected benefits of development, marketing, licensing and other alliances; competitive factors such as new membrane or chromatography technology; the inability to achieve anticipated cost benefits of our supply chain initiatives; risks relating to our concentration of principal manufacturing operations; the inability to utilize technology in current or planned products due to overriding rights by third parties; potential environmental liabilities; conditions in the economy in general and in the bioscience and bioprocess markets in particular; foreign exchange fluctuations; reduced private and government research funding; exposure to product liability claims; and difficulties inherent in transferring or outsourcing of manufacturing operations. Please refer to our filings with the SEC, including our most recent Annual Report on Form 10-K, for more information on these and other risks that could cause actual results to differ.

-tables follow-

Contacts:

Joshua Young

Director, Investor Relations

Millipore Corporation

(978) 715-1527

(800) 225-3384

joshua_young@millipore.com

Lynn Garvin

Vice President, Corporate Communications

Millipore Corporation

(978) 715-1043

lynn_garvin@millipore.com

Millipore Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	$405,214	$383,064	$1,531,555	$1,255,371
Cost of sales	187,053	200,326	721,092	625,608

Gross profit	218,161	182,738	810,463	629,763
Selling, general and administrative expenses	122,690	122,233	486,737	398,842
Research and development expenses	27,050	23,850	106,999	86,617

Operating income	68,421	36,655	216,727	144,304
Interest income	301	542	1,453	21,415
Interest expense	(16,142)	(16,603)	(65,757)	(45,336)

Income before income taxes and minority interest	52,580	20,594	152,423	120,383
Provision for income taxes	6,775	1,114	12,424	21,462
Minority interest	667	977	3,527	1,937

Net income	$45,138	$18,503	$136,472	$96,984

Diluted earnings per share	$0.81	$0.34	$2.48	$1.79

Diluted weighted average shares outstanding	55,399	54,468	55,028	54,245

Millipore Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$36,177	$77,481
Accounts receivable, net	292,143	277,410
Inventories	277,355	256,666
Assets held for sale	—	17,150
Deferred income taxes and other current assets	84,414	80,648

Total current assets	690,089	709,355
Property, plant and equipment, net	589,161	525,903
Deferred income taxes	21,973	8,366
Intangible assets, net	432,108	488,303
Goodwill	1,019,581	1,014,194
Other assets	24,345	25,370

Total assets	$2,777,257	$2,771,491

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable	$5,240	$100,000
Accounts payable	96,915	90,843
Accrued expenses and other current liabilities	164,996	191,265
Income taxes payable and deferred income taxes	15,090	19,722

Total current liabilities	282,241	401,830
Long-term debt	1,260,043	1,316,256
Deferred income taxes	9,384	16,121
Other liabilities	82,778	83,793
Minority interest	6,243	5,080
Shareholders' equity	1,136,568	948,411

Total liabilities and shareholders' equity	$2,777,257	$2,771,491

Millipore Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twelve Months Ended
	December 31, 2007	December 31, 2006
Cash flows from operating activities:
Net income	$136,472	$96,984
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	123,747	72,277
Stock-based compensation	15,960	12,295
Deferred income tax benefit	(20,555)	(14,238)
Business acquisition inventory fair value adjustments	11,121	24,871
Other	(186)	14,723
Changes in operating assets and liabilities:
Accounts receivable	3,196	(31,653)
Inventories	(15,553)	(4,984)
Other assets	6,791	1,324
Income taxes payable	(7,779)	(26,431)
Other liabilities	(31,044)	2,168

Net cash provided by operating activities	222,170	147,336

Cash flows from investing activities:
Additions to property, plant and equipment	(101,662)	(110,346)
Net proceeds from sale of marketable securities	—	113,947
Acquisition of businesses, net of cash acquired	—	(1,176,368)
Other	(11,877)	3,939

Net cash used in investing activities	(113,539)	(1,168,828)

Cash flows from financing activities:
Proceeds from issuance of common stock under stock plans	49,897	56,218
Payment of long term debt	(100,000)	(277,313)
Net repayments under the revolving credit facility	(105,610)	(79,285)
Issuance of debt	—	860,877
Other	2,272	(3,394)

Net cash (used in) provided by financing activities	(153,441)	557,103

Effect of foreign exchange rates on cash and cash equivalents	3,506	4,818

Net decrease in cash and cash equivalents	(41,304)	(459,571)
Cash and cash equivalents at beginning of year	77,481	537,052

Cash and cash equivalents at end of year	$36,177	$77,481

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended December 31, 2007

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Income	Operating Margin	Pre-tax Income	Net Income	Diluted EPS
GAAP results, three months ended December 31, 2007	$218,161	53.8%	$68,421	16.9%	$52,580	$45,138	$0.81
Non-GAAP adjustments:
Costs related to manufacturing consolidation strategy	1,602	0.4%	1,602	0.4%	1,602	799	0.02
Acquisition integration and restructuring expenses	84	0.0%	1,798	0.4%	1,798	896	0.02
Purchased intangibles amortization	2,393	0.6%	14,643	3.6%	14,643	7,298	0.13

Total non-GAAP adjustments	4,079	1.0%	18,043	4.4%	18,043	8,993	0.17

Non-GAAP results, three months ended December 31, 2007	$222,240	54.8%	$86,464	21.3%	$70,623	$54,131	$0.98

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Twelve Months Ended December 31, 2007

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Income	Operating Margin	Pre-tax Income	Net Income	Diluted EPS
GAAP results, twelve months ended December 31, 2007	$810,463	52.9%	$216,727	14.2%	$152,423	$136,472	$2.48
Non-GAAP adjustments:
Costs related to manufacturing consolidation strategy	11,314	0.7%	11,314	0.7%	11,314	7,320	0.14
Business acquisition inventory fair value adjustments	11,121	0.7%	11,121	0.7%	11,121	7,765	0.14
Acquisition integration and restructuring expenses	2,733	0.2%	13,268	0.9%	13,268	8,643	0.16
Purchased intangibles amortization	9,481	0.7%	58,343	3.8%	58,343	36,470	0.66
Change in tax accrual	—	—	—	—	—	(11,900)	(0.22)

Total non-GAAP adjustments	34,649	2.3%	94,046	6.1%	94,046	48,298	0.88

Non-GAAP results, twelve months ended December 31, 2007	$845,112	55.2%	$310,773	20.3%	$246,469	$184,770	$3.36

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Three Months Ended December 31, 2006

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Income	Operating Margin	Pre-tax Income	Net Income	Diluted EPS
GAAP results, three months ended December 31, 2006	$182,738	47.7%	$36,655	9.6%	$20,594	$18,503	$0.34
Non-GAAP adjustments:
Costs related to manufacturing consolidation strategy	8,143	2.1%	8,143	2.1%	8,143	5,353	0.10
Business acquisition inventory fair value adjustments	11,591	3.0%	11,591	3.0%	11,591	7,619	0.14
Acquisition integration and restructuring expenses	3,985	1.1%	7,870	2.0%	7,870	5,174	0.09
Purchased intangibles amortization	2,432	0.6%	6,921	1.8%	6,921	4,550	0.08
Curtailment of retirement plan	—	—	8,664	2.3%	8,664	5,696	0.11

Total non-GAAP adjustments	26,151	6.8%	43,189	11.2%	43,189	28,392	0.52

Non-GAAP results, three months ended December 31, 2006	$208,889	54.5%	$79,844	20.8%	$63,783	$46,895	$0.86

Millipore Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

Twelve Months Ended December 31, 2006

(dollars in thousands, except EPS data)

	Gross Profit	Gross Profit Margin	Operating Income	Operating Margin	Pre-tax Income	Net Income	Diluted EPS
GAAP results, twelve months ended December 31, 2006	$629,763	50.2%	$144,304	11.5%	$120,383	$96,984	$1.79
Non-GAAP adjustments:
Costs related to manufacturing consolidation strategy	23,181	1.8%	23,181	1.8%	23,181	15,131	0.28
Business acquisition inventory fair value adjustments	24,870	2.0%	24,870	2.0%	24,870	15,963	0.29
Acquisition integration and restructuring expenses	4,454	0.3%	15,930	1.3%	15,930	10,345	0.19
Purchased intangibles amortization	4,585	0.4%	15,906	1.2%	15,906	10,272	0.19
Environmental accrual	—	—	2,100	0.2%	2,100	1,319	0.03
Bridge loan commitment fees in connection with acquisition of Serologicals	—	—	—	—	1,310	895	0.02
Curtailment of retirement plan	—	—	8,664	0.7%	8,664	5,696	0.10

Total non-GAAP adjustments	57,090	4.5%	90,651	7.2%	91,961	59,621	1.10

Non-GAAP results, twelve months ended December 31, 2006	$686,853	54.7%	$234,955	18.7%	$212,344	$156,605	$2.89

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the above tables. Non-GAAP gross profit and gross profit margin exclude the costs related to our manufacturing consolidation strategy for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release. Non-GAAP gross margin and gross profit margin exclude the amortization of intangible assets and acquired inventory fair value adjustments from business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. In addition, non-GAAP gross profit and gross profit margin exclude the one-time acquisition and related integration expenses in connection with the acquisition of Serologicals because this is the largest acquisition in recent Millipore history.

Non-GAAP Operating Income and Operating Margin

The calculation of non-GAAP operating income and operating margin is displayed in the above tables. Non-GAAP operating income and operating margin exclude the amortization of intangible assets and acquired inventory fair value adjustments related to business acquisitions because (1) the amounts are non-cash, (2) we can not influence the timing and amount of future expense recognition, and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. The calculation of non-GAAP operating income and operating margin also exclude the costs related to our manufacturing consolidation strategy and severance related to leadership changes and division consolidation for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures” section of this press release. Non-GAAP operating income and operating margin exclude one-time acquisition and related integration expenses in connection with the acquisition of Serologicals because this is the largest acquisition in recent Millipore history. In addition, we have also excluded environmental site remediation costs and retirement plan curtailment charges from the non-GAAP operating income and operating margin because these costs are significant and non-recurring for Millipore.

Non-GAAP Pre-tax Income

The calculation of non-GAAP pre-tax income is displayed in the above tables. The calculation of non-GAAP pre-tax income also excludes costs related to our manufacturing consolidation strategy; acquisition and integration expenses; amortization of intangible assets; acquired inventory fair value adjustments related to business acquisitions; environmental site remediation costs; and retirement plan curtailment charges for the reasons described for non-GAAP operating income and operating margin above. Non-GAAP pre-tax income also excludes bridge loan commitment fees in connection with the acquisition of Serologicals.

Non-GAAP Net Income

The calculation of non-GAAP net income is displayed in the above tables. Non-GAAP net income excludes changes in tax accruals because this is a significant non-recurring item affecting the income tax provision. Because pre-tax income is included in the net income calculation, the non-GAAP net income calculation also excludes costs related to our manufacturing consolidation strategy; acquisition integration expenses in connection with the acquisition of Serologicals; amortization of intangible assets; bridge loan commitment fees; acquired inventory fair value adjustments related to business acquisitions; environmental site remediation costs; and retirement plan curtailment charges for the reasons described for non-GAAP pre-tax income above.

Non-GAAP Diluted Earnings per Share

The calculation of non-GAAP diluted earnings per share is displayed in the above tables. Because net income is included in the diluted earnings per share calculation, the non-GAAP diluted earnings per share calculation excludes the amounts for costs related to our manufacturing consolidation strategy; acquisition integration expenses in connection with the acquisition of Serologicals; amortization of intangible assets, acquired inventory fair value adjustments related to business acquisitions; bridge loan commitment fees; environmental site remediation costs; retirement plan curtailment charges; and changes in tax accruals for the reasons described for non-GAAP net income above.

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